10.3 Marketing Agreement between Company and Entertainment Marketing Group


Vertical Computer Systems Inc. - Entertainment Marketing Group Comprehensive Agreement for Marketing and Promotion Services and Business Development

THIS AGREEMENT, effective as of October 16, 2000 between Vertical Computer
            Systems, Inc., a corporation organized and existing under the laws of the State of Delaware having its principal place of business at 6336 Wilshire Boulevard, Los Angeles, California 90048 ("VCSY" or "Client") and Xatnu, Inc. dba Entertainment Marketing Group, a marketing and promotion company having its principal place of business at 8913 Sunset Boulevard, 2nd Floor, West Hollywood, California 90069 ("EMG" or "Agency").

                              W I T N E S S E T H :

      WHEREAS, the Agency is engaged in the business of providing marketing and promotion and employs personnel with expertise in the rendering of such services, and

      WHEREAS, The Agency desires to provide trade and consumer marketing services to Client, and

      WHEREAS, Client desires to establish and promote the sale of Client services and products (the "Products"), utilizing the marketing and creative services of the Agency,

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein, the parties agree as follows:

I. Services. Client and the Agency have executed, of even date, three agreements attached hereto as Exhibits A, B and C each of which is incorporated by reference within. It is anticipated that Agency Services shall include the services described in those Exhibits.

II.   Compensation for Agency Services.

      (a) The Agency agrees to accept as full compensation for its services and expenses for the Client as described in Exhibit A for the national radio promotional campaign and in Exhibit B for the national television promotional campaign, commencing October 16, 2000, a total of (i) 379,688 shares of VCSY common stock at $0.16 per share for executing both the described national radio and the national television promotional campaigns, all of which shares are deemed earned as the date of execution of this Agreement, (ii) $60,750 in commencement fees for both the radio and television promotional campaigns payable to Agency upon execution of this Agreement, (iii) $10,000 for producing, editing and duplicating a high-end 0:30 television promotional spot, and (iv) up to $22,000 in runner-up prizes for executing both the national radio and the national television promotional campaigns, in the event EMG cannot secure such prizing components for the respective campaigns at gratis or at a reduced price as described in Exhibits A and B. All of the 379,688 shares shall be sold into the market within six months, in equal amounts each month, after registration of the shares on Form S-8. If, at the end of the abovesaid six month period, the net proceeds of the sale of all 379,688 shares is less than $60,750, then Client shall immediately pay Agency the difference between the net sales proceeds and $60,750.

      (b) The Agency agrees to accept as full compensation for its services and expenses with regards to assisting the Client in its business development, creating third party introductions, creating third party arrangements, and forging strategic alliances for VCSY, commencing October 16, 2000, a grant of five-year options to purchase 250,000 shares of VCSY common stock at $0.16 per share, which grant is deemed earned as of the date of execution of this Agreement. Client shall facilitate the cashless exercise of said options.

      (c) The Agency agrees to accept as full compensation from the Client for its sales services and expenses with regards to selling on behalf of the Client advertising programs for www.theusbridge.com and Client related web


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            site portals, sponsorships, and other sales, fees in the amount of twenty percent (20%) of the gross revenue or market value equivalent to the Client, payable in cash to the Agency as described in Exhibit C; and, additionally, a grant of five-year options to purchase 250,000 shares of VCSY common stock at $0.16 per share, which grant is deemed earned as of the date of execution of this Agreement. Notwithstanding, these options may be exercised only in increments of no less than 50,000 shares and in amounts equivalent to dollars of gross revenue generated from sales on behalf of Client as described hereinabove in this subparagraph (c). Client shall facilitate the cashless exercise of said options.

      (d) Client agrees to register the above-described shares and the shares underlying the warrants, described in this Section III, by whatever means available (including on Form S-8) as soon as practical, but no later than October __, 2000; and the Agency agrees and warrants that Michael Blum and Phil Alexander are the persons providing substantially all of the services hereunder to Client and that all of the above said shares and shares underlying the warrants are to be issued two-thirds to Michael Blum and one-third to Phil Alexander.

III.  Term.

      (a) Term. The initial term of this Agreement shall commence on October 16, 2000, and shall continue until at least one year until or October 16, 2001.

      (b) Right Upon Termination. Upon termination of this Agreement, Client shall have no obligations to the Agency, provided, however, any non-cancelable contracts made on Client's behalf or uncompleted work which cannot be assigned by the Agency to


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            Client shall, at the discretion of Client, be completed by the
            Agency at Client's expense, and provided further that all indemnity obligations of Client shall survive the termination of this Agreement. Upon termination of this Agreement, the Agency shall deliver to Client all Client property and materials in the Agency's possession and all information regarding Client's advertising. The Agency shall cooperate in the transfer of all contracts and agreements with other parties for marketing materials and all rights and claims thereto. All unused marketing plans, ideas and materials prepared by the Agency for Client, but not accepted by Client prior to the date of termination, shall remain Client's property and shall be returned to Client.

IV.   Ownership of Materials.

            All products, ideas, concepts, themes and other intellectual property rights or marketing materials created by the Agency on Client's behalf shall be and will remain the property of Client.

V.    Storage and Preservation.

            The Agency shall properly store all tapes, files or other materials developed by or transferred to the Agency by Client. The Agency shall ensure that all materials be preserved by copying whenever necessary. VI. Exclusivity.

            Nothing in this Agreement shall be construed as requiring Client to assign all or any specific portion of its marketing work exclusively to the Agency for the terms of this Agreement.

XIV.  Indemnification.


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            The Agency shall indemnify and hold harmless Client, its affiliates, agents and employees from and against any and all claims, losses, actions, damages, expenses and all other liabilities, including but not limited to reasonable attorneys' fees, arising out of services performed by the Agency for Client. Client shall give prompt notice to the Agency of any such claim, loss, action, damage, expense or other liability, and shall fully cooperate in the defense of any such action.

X.    Legal Review.

            The Agency shall provide, at its own expense, legal review and approval of all work and services provided hereunder prior to publication of any marketing material.

XI.   Authorizations.

            The Agency shall obtain releases, licenses, permits or other necessary authorization to use photographs, copyrighted materials, artwork or any other property or rights belonging to third parties obtained by the Agency for use in performing Agency Services and shall hold Client harmless from all claims, demands, expenses including reasonable attorneys' fees), liabilities, suits and proceedings arising out of such use brought before any court, administrative body, arbitration panel or other tribunal. Client shall obtain releases, licenses, permits or other necessary authorization for any property or rights obtained by Client which are used by the Agency in performing Agency Services, and shall hold the Agency harmless from all claims, demands, expenses (including reasonable attorneys' fees), liabilities, suits and proceedings arising out of such use.

XII.  Independent Contractor.

            All persons employed by the


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            Agency in performance of services hereunder shall be under the sole and exclusive direction and control of the Agency, and shall not be considered the employees of Client for any purpose whatsoever. The Agency shall remain at all times an independent contractor.

XIII. Safeguarding Information.

            The Agency shall not, during the period of this Agreement and extensions thereto or at any time thereafter, reveal or otherwise make available to any other person, or use for any purpose other than to benefit Client, any information or trade secrets regarding Client's Products, services, business, customers, or methods of operation learned by the Agency while providing services hereunder. Any specifications, drawings, sketches, models, samples, tools, computer programs, technical or business information or data, written, oral, in graphic form or otherwise ("Information") furnished to the Agency hereunder or in contemplation hereof shall remain the property of Client. The provisions of this Section shall apply to all Agency subcontractors. The Agency shall be responsible for informing subcontractors of any Information included in any work subcontracted hereunder, and shall ensure that all subcontractors are in compliance with this Section.

XIV.  Use of Client Name.

            The Agency shall not use Client's name, or the name of any affiliate of Client, as a reference without prior written approval of Client or such affiliate, provided, however, the Agency may list Client as one of its clients when furnishing proposals to provide marketing services to prospective clients. Approval will not be given in any case in which an endorsement might be inferred. The provisions of this Section shall apply to Agency Affiliates and to all subcontractors of the Agency.

XV.   Assignment.

            The Agency may not assign this Agreement or any part


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            thereof to any Agency Affiliate or any other entity without the prior written consent of Client.

XVI.  Insolvency.

            Either party may terminate this Agreement if the other party is insolvent or makes an assignment for the benefit of creditors.

XVII. Notices.

            All notices which may be given by either party to the other shall be deemed to have been duly given when made in writing and delivered in person or deposited in the United States mail, postage prepaid, and addressed to such party at such party's address set forth at the beginning of this Agreement (or to such other address as such party may designate by written notice delivered hereunder).

XVIII. Waiver.

            Failure to enforce any provision hereof shall not constitute a waiver of that or any other provision in any other circumstances.

XVIX. Entire Agreement.

            This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter and supersedes all previous agreements and understandings between Client and the Agency relating to the subject matter hereof.

XX.   Governing Law.

            This Agreement shall be governed by the laws of the State of California.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Vertical Computer Systems, Inc.


By:___________________________
   Richard Wade, President


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Xatnu, Inc. dba Entertainment Marketing Group

 By:_________________________
    Michael Blum, Chief Financial Officer